Exhibit 4.4
Amendment No. 1 to Stock Transfer Agreement

Parties

Golden Group Corporation (Shenzhen) Limited
China Security & Surveillance Technology, Inc. (f/k/a Apex Wealth Enterprise Ltd.)
Shenzhen Yuanda Weishi Technology Ltd.
Jianguo Jiang and Jing Li

On October 25, 2005, Golden Group Corporation (Shenzhen) Limited (“Golden”) entered into a stock purchase agreement (the “Agreement”) with the above listed parties which stated that Golden acquired all of the issued and common stock of Shenzhen Yuanda Weishi Technology Ltd. (“Yuanda Weishi”) in exchange for RMB 1,000,000 and Two Hundred Thousand (200,000) shares of Common Stock of Apex. The parties hereby confirm the Agreement as follows:

1. What Golden and Apex acquired pursuant to the Agreement were the assets of Yuanda (including tangible and intangible assets) and all employees of Yuanda Weishi joining Golden upon the consummation of the stock transaction.

2. Upon closing, Yuanda Weishi shall liquidate and dissolve.

Shenzhen Yuanda Weishi Technology Ltd.
Date: April 27, 2006
/s/ Guoshen Tu

Shenzhen Yuanda Weishi Technology Ltd.
Date: April 27, 2006
/s/ Jianguo Jiang